Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-33931 and 333-32596) of Northern Technologies International Corporation and Subsidiaries of our report dated November 6, 2006, which appears on page 32 of this annual report on Form 10-KSB for the year ended August 31, 2006.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota
November 17, 2006